Exhibit 99.1

NEWS RELEASE
GOODYEAR REPORTS SECOND QUARTER, FIRST HALF 2021 RESULTS
• Second quarter Goodyear net income of $67 million; adjusted net income of $79 million
• Second quarter merger-adjusted segment operating income of $349 million

FOR IMMEDIATE RELEASE

GLOBAL HEADQUARTERS:

200 INNOVATION WAY,

AKRON, OHIO 44316-0001

MEDIA WEBSITE:

WWW.GOODYEARNEWSROOM.COM

MEDIA CONTACT:

ED MARKEY

330.796.8801

EMARKEY@GOODYEAR.COM

ANALYST CONTACT:

NICHOLAS MITCHELL

330.796.5512

NICHOLAS_MITCHELL@GOODYEAR.COM

•  Global consumer replacement volume continued to exceed industry, driven by large-rim diameter volume

•  Global consumer OE volume outpaced market, with electric vehicle tire deliveries more than doubling

•  Second quarter price/mix exceeds raw materials by nearly $130 million

AKRON, Ohio, Aug. 6, 2021 – The Goodyear Tire & Rubber Company today reported results for the second quarter and first half of 2021.

“We delivered merger-adjusted segment operating income significantly above last year and nearly 60 percent higher than second quarter 2019. Our strong results reflect continued recovery in demand, including above-market growth across many of our businesses. In addition, the execution of our strategies helped deliver the highest quarterly contribution of price / mix in nine years,” said Richard J. Kramer, chairman, chief executive officer and president.

“Broad economic recovery remains robust, particularly in the U.S. and China,” continued Kramer. “Our second quarter results demonstrate our ability to capture value in the marketplace with innovative products and services while overcoming inflationary cost pressure.”

“The addition of Cooper Tire in early June also contributed to our strong merger-adjusted earnings growth, and we welcome all of our new colleagues to the Goodyear family. Our teams are now focused on integrating our businesses and leveraging the combination to provide enhanced service for our customers and consumers.”

Goodyear’s second quarter 2021 sales were $4.0 billion, up 86% from a year ago. The increase was driven by higher volume, the Cooper Tire merger, increased sales from other tire-related businesses and favorable foreign currency translation.

(more)

1

Tire unit volumes totaled 37.5 million, up 84% from the prior year’s period. The impact of the COVID-19 pandemic on industry demand moderated significantly relative to the prior year. Replacement tire volume increased 78%, reflecting both continuing industry recovery and market share gains. Original equipment unit volume increased 109%, driven by higher vehicle production and increased market share. Volume growth also benefited from the Cooper Tire merger, which closed on June 7, 2021.

Goodyear’s second quarter 2021 net income was $67 million (27 cents per share) compared to a net loss of $696 million ($2.97 per share) a year ago. The 2021 period included several significant items, including, on a pre-tax basis, a $117 million benefit related to a Brazilian Supreme Court ruling with respect to indirect taxes, transaction and other expenses of $48 million and amortization of Cooper Tire inventory step-up adjustments of $38 million both in connection with the Cooper Tire merger, a negative carryover impact of $27 million related to a winter storm in the U.S., and rationalization charges of $18 million, primarily associated with the closure of a manufacturing facility in Gadsden, Alabama. Goodyear’s second quarter 2020 net loss included, on a pre-tax basis, a non-cash asset impairment charge of $148 million to reduce the carrying value of an equity interest in TireHub, and rationalization charges of $99 million, primarily associated with the closure of a manufacturing facility in Gadsden, Alabama. Second quarter 2021 adjusted net income was $79 million (32 cents per share) compared to an adjusted net loss of $437 million ($1.87 per share) in the prior year’s quarter. Per share amounts are diluted.

The company reported segment operating income of $299 million in the second quarter of 2021, up $730 million from a year ago. The company also reported merger-adjusted segment operating income of $349 million, which excludes certain costs triggered by the Cooper Tire merger. The increase in segment operating income primarily reflects the impacts of higher volume, including increased factory utilization, improvements in price/mix, higher earnings from other tire-related businesses and the benefits of cost saving actions. These factors were partially offset by higher selling, administrative and general expenses (SAG), reflecting the impact of payroll and advertising expenses returning to more normal levels after last year’s COVID-19 response actions, and higher raw material costs. Segment operating income also benefitted from $69 million related to a Brazilian Supreme Court ruling with respect to indirect taxes, which was partly offset by the adverse carryover effects of a winter storm in the U.S., which are estimated at $24 million. The reported results also include Cooper Tire operating loss of $16 million, which includes $40 million of amortization of Cooper Tire inventory step-up, $6 million of other transaction-related items, and $4 million incremental amortization of Cooper Tire intangible assets.

Year-to-Date Results

Goodyear’s sales for the first six months of 2021 were $7.5 billion, a 44% increase from the 2020 period, primarily due to higher volume, the Cooper Tire merger, increased sales from other tire-related businesses and favorable foreign currency translation.

Tire unit volumes totaled 72.5 million, up 40% from 2020. Replacement tire shipments increased 41%, reflecting stronger industry demand and market share gains. Original equipment volume increased 39%, driven by higher global vehicle production and increased market share.

(more)

2

Goodyear’s net income was $79 million for the first six months of 2021 (32 cents per share) compared to a net loss of $1.3 billion ($5.62 per share) in the prior year’s period. The first half of 2021 included several significant items, including, on a pre-tax basis, rationalization charges of $68 million, primarily associated with the modernization of two manufacturing facilities in Germany and a plan to reduce SAG in EMEA, transaction and other expenses of $55 million and amortization of Cooper Tire inventory step-up adjustments of $38 million both in connection with the Cooper Tire merger, a negative impact of $50 million related to a severe winter storm in the U.S. and a $117 million benefit related to a Brazilian Supreme Court ruling with respect to indirect taxes. Goodyear’s net income for the comparable period in 2020 included, on a pre-tax basis, a non-cash charge of $295 million related to a valuation allowance on certain deferred tax assets for foreign tax credits, a non-cash impairment charge of $182 million to reduce the carrying value of goodwill in the EMEA business, a non-cash asset impairment charge of $148 million to reduce the carrying value of an equity interest in TireHub, and rationalization charges of $108 million, primarily associated with the closure of a manufacturing facility in Gadsden, Alabama. Goodyear’s adjusted net income for the first six months of 2021 was $184 million (76 cents per share), compared to a net loss of $575 million ($2.46 per share) in the prior year’s period. Per share amounts are diluted.

The company reported segment operating income of $525 million for the first six months of 2021, up $1.0 billion from a year ago. The company also reported merger-adjusted segment operating income of $575 million, which excludes certain costs triggered by the Cooper Tire merger. The increase in segment operating income primarily reflects the impacts of higher volume, including increased factory utilization, improvements in price/mix, higher earnings from other tire-related businesses, and the benefits of cost saving actions. These factors were partially offset by higher SAG, reflecting the impact of payroll and advertising expenses returning to more normal levels after last year’s COVID-19 response actions, and higher raw material costs. Segment operating income also benefitted from $69 million related to a Brazilian Supreme Court ruling with respect to indirect taxes, which was partly offset by the adverse effects of a severe winter storm in the U.S., which are estimated at $50 million. The reported results also include Cooper Tire operating loss of $16 million, which includes $40 million of amortization of Cooper Tire inventory step-up, $6 million of other transaction-related items, and $4 million incremental amortization of Cooper Tire intangible assets.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Total Segment Operating Income (Loss) and Margin; Merger-Adjusted Segment Operating Income (Loss) and Margin; Adjusted Net Income (Loss); and Adjusted Diluted Earnings (Loss) per Share, reflecting the impact of certain significant items on the 2021 and 2020 periods.

(more)

3

Business Segment Results

Americas

	Second Quarter		Six Months
(in millions)	2021	2020	2021	2020
Tire Units	19.0	8.5	34.5	23.0
Net Sales	$2,256	$1,134	$4,043	$2,807
Segment Operating Income (Loss)	233	(287)	347	(287)
Segment Operating Margin	10.3%	(25.3)%	8.6%	(10.2)%

Americas’ second quarter 2021 sales of $2.3 billion were 99% higher than in 2020, driven by higher volume, the Cooper Tire merger, and increased sales from other tire-related businesses. Tire unit volume increased 125%. Replacement tire volume increased 120%, reflecting stronger industry demand, U.S. consumer replacement market share gains and the addition of Cooper Tire. Original equipment unit volume increased 155%, reflecting higher industry demand and market share gains in Latin America.

Second quarter 2021 segment operating income of $233 million was up $520 million from the prior year’s quarter. The increase was driven by the impacts of higher volume, including increased factory utilization, improvements in price/mix, higher earnings from other tire-related businesses, and the benefits of cost saving actions. These factors were partially offset by higher SAG, reflecting the impact of payroll and advertising expenses returning to more normal levels after last year’s COVID-19 response actions, and higher raw material costs. Segment operating income also benefitted from a $69 million favorable indirect tax ruling in Brazil, partly offset by the adverse carryover effects of a severe winter storm in the U.S., which are estimated at $24 million. The reported results also include Cooper Tire operating loss of $14 million, which includes $45 million of costs triggered by the combination, including amortization of Cooper Tire inventory step-up of $35 million, other transaction-related items of $6 million, and incremental amortization of Cooper Tire intangible assets of $4 million.

Europe, Middle East and Africa

	Second Quarter		Six Months
(in millions)	2021	2020	2021	2020
Tire Units	12.0	7.3	24.7	18.9
Net Sales	$1,230	$676	$2,461	$1,671
Segment Operating Income (Loss)	43	(110)	117	(163)
Segment Operating Margin	3.5%	(16.3)%	4.8%	(9.8)%

Europe, Middle East and Africa’s second quarter 2021 sales increased 82% from last year to $1.2 billion due to higher volume, favorable foreign currency translation and increased sales from other tire-related businesses. Tire unit volume increased 63%. Replacement tire volume rose 52%, reflecting stronger industry demand and consumer and commercial replacement market share gains. Original equipment unit volume increased 112%, reflecting higher industry demand and significant share gains driven by new consumer fitments and the addition of new fleet customers.

(more)

4

Second quarter 2021 segment operating income of $43 million was up $153 million from the prior year’s quarter, driven by the impacts of higher volume, including increased factory utilization, and improvements in price/mix. These factors were partially offset by higher SAG, reflecting the impact of payroll and advertising expenses returning to more normal levels after last year’s COVID-19 response actions, and higher raw material costs.

Asia Pacific

	Second Quarter		Six Months
(in millions)	2021	2020	2021	2020
Tire Units	6.5	4.6	13.3	9.8
Net Sales	$493	$334	$986	$722
Segment Operating Income (Loss)	23	(34)	61	(28)
Segment Operating Margin	4.7%	(10.2)%	6.2%	(3.9)%

Asia Pacific’s second quarter 2021 sales increased 48% to $493 million, driven by higher volume, favorable foreign currency translation, and the Cooper Tire merger. Tire unit volume increased 43%. Replacement tire volume increased 35%, reflecting stronger industry demand and expanded distribution. Original equipment unit volume increased 63%, driven by market share gains and a recovery in vehicle production.

Second quarter 2021 segment operating income of $23 million was up $57 million from the prior year’s quarter. The increase was driven by the impacts of higher volume, including improved factory utilization, and improvements in price/mix. These factors were partially offset by higher SAG, reflecting the impact of payroll and advertising expenses returning to more normal levels after last year’s COVID-19 response actions.

Cooper Tire

On June 7, Goodyear completed its announced Cooper Tire transaction. Second quarter results incorporate the operating results of Cooper from June 7 through June 30. Cooper sales during this period totaled $256 million. Inventory and other assets of Cooper were recorded based on their fair market value on June 7 and the cost of goods sold of tires sold after that date reflect the “step-up” to fair market value. Merger-adjusted segment operating income excludes the impact of this “step-up” and certain other costs triggered by the combination, which totaled $50 million in the second quarter, including $40 million of amortization of Cooper Tire inventory step-up, $6 million of other transaction-related items, and $4 million incremental amortization of Cooper Tire intangible assets.

(more)

5

Conference Call

Goodyear will hold an investor conference call at 9:30 a.m. EDT today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; Darren R. Wells, executive vice president and chief financial officer; and Christina L. Zamarro, vice president, finance and treasurer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (800) 895-3361 or (785) 424-1062 before 9:25 a.m. EDT and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 839-4568 or (402) 220-2681. The replay will also remain available on the website.

About Goodyear

Goodyear is one of the world’s largest tire companies. It employs about 72,000 people and manufactures its products in 55 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: the impact on us of the COVID-19 pandemic; our ability to achieve the expected benefits of the Cooper Tire & Rubber Company acquisition; delays or disruptions in our supply chain; our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

(more)

6

The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2021	2020	2021	2020
NET SALES	$3,979	$2,144	$7,490	$5,200
Cost of Goods Sold	3,078	2,216	5,829	4,768
Selling, Administrative and General Expense	658	451	1,222	1,032
Goodwill and Other Asset Impairments	—	148	—	330
Rationalizations	18	99	68	108
Interest Expense	97	85	176	158
Other (Income) Expense	30	34	64	61

Income (Loss) before Income Taxes	98	(889)	131	(1,257)
United States and Foreign Tax Expense (Benefit)	27	(186)	42	63

Net Income (Loss)	71	(703)	89	(1,320)
Less: Minority Shareholders’ Net Income (Loss)	4	(7)	10	(5)

Goodyear Net Income (Loss)	$67	$(696)	$79	$(1,315)

Goodyear Net Income (Loss) - Per Share of Common Stock
Basic	$0.27	$(2.97)	$0.33	$(5.62)

Weighted Average Shares Outstanding	244	234	239	234
Diluted	$0.27	$(2.97)	$0.32	$(5.62)

Weighted Average Shares Outstanding	247	234	242	234
Cash Dividends Declared Per Common Share	$—	$—	$—	$0.16

(more)

7

The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	June 30, 2021	December 31, 2020
Assets:
Current Assets:
Cash and Cash Equivalents	$1,030	$1,539
Accounts Receivable, less Allowance—$141 ($150 in 2020)	2,819	1,691
Inventories:
Raw Materials	782	517
Work in Process	174	143
Finished Products	2,358	1,493

	3,314	2,153
Prepaid Expenses and Other Current Assets	356	237

Total Current Assets	7,519	5,620
Goodwill	874	408
Intangible Assets	1,216	135
Deferred Income Taxes	1,170	1,467
Other Assets	1,079	952
Operating Lease Right-of-Use Assets	1,025	851
Property, Plant and Equipment, less Accumulated Depreciation – $11,192 ($10,991 in 2020)	8,297	7,073

Total Assets	$21,180	$16,506

Liabilities:
Current Liabilities:
Accounts Payable – Trade	$3,858	$2,945
Compensation and Benefits	687	540
Other Current Liabilities	849	865
Notes Payable and Overdrafts	459	406
Operating Lease Liabilities due Within One Year	215	198
Long Term Debt and Finance Leases due Within One Year	535	152

Total Current Liabilities	6,603	5,106
Operating Lease Liabilities	843	684
Long Term Debt and Finance Leases	6,978	5,432
Compensation and Benefits	1,677	1,470
Deferred Income Taxes	97	84
Other Long Term Liabilities	571	471

Total Liabilities	16,769	13,247
Commitments and Contingent Liabilities
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 281 million in 2021 and 233 million in 2020	281	233
Capital Surplus	3,086	2,171
Retained Earnings	4,888	4,809
Accumulated Other Comprehensive Loss	(4,043)	(4,135)

Goodyear Shareholders’ Equity	4,212	3,078
Minority Shareholders’ Equity – Nonredeemable	199	181

Total Shareholders’ Equity	4,411	3,259

Total Liabilities and Shareholders’ Equity	$21,180	$16,506

(more)

8

The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net Income (Loss)	$89	$(1,320)
Adjustments to Reconcile Net Income (Loss) to Cash Flows from Operating Activities:
Depreciation and Amortization	405	472
Amortization and Write-Off of Debt Issuance Costs	9	6
Amortization of Inventory Fair Value Adjustment Related to the Cooper Tire Acquisition	38	—
Transaction and Other Costs Related to the Cooper Tire Acquisition	55	—
Cash Payments for Transaction and Other Costs Related to the Cooper Tire Acquisition	(33)	—
Goodwill and Other Asset Impairment	—	330
Provision for Deferred Income Taxes	(66)	58
Net Pension Curtailments and Settlements	19	3
Net Rationalization Charges	68	108
Rationalization Payments	(123)	(101)
Net (Gains) Losses on Asset Sales	—	2
Operating Lease Expense	143	142
Operating Lease Payments	(133)	(130)
Pension Contributions and Direct Payments	(22)	(33)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(545)	36
Inventories	(542)	304
Accounts Payable – Trade	547	(860)
Compensation and Benefits	90	(11)
Other Current Liabilities	(42)	29
Other Assets and Liabilities	(28)	145

Total Cash Flows from Operating Activities	(71)	(820)
Cash Flows from Investing Activities:
Acquisition of Cooper Tire, net of cash and restricted cash acquired	(1,856)	—
Capital Expenditures	(385)	(363)
Short Term Securities Acquired	(57)	(30)
Short Term Securities Redeemed	58	46
Notes Receivable	(7)	(35)
Other Transactions	14	(8)

Total Cash Flows from Investing Activities	(2,233)	(390)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	522	928
Short Term Debt and Overdrafts Paid	(446)	(521)
Long Term Debt Incurred	4,855	4,886
Long Term Debt Paid	(3,042)	(3,879)
Common Stock Issued	9	—
Common Stock Dividends Paid	—	(37)
Transactions with Minority Interests in Subsidiaries	(5)	—
Debt Related Costs and Other Transactions	(73)	(53)

Total Cash Flows from Financing Activities	1,820	1,324
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(6)	(50)

Net Change in Cash, Cash Equivalents and Restricted Cash	(490)	64
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	1,624	974

Cash, Cash Equivalents and Restricted Cash at End of the Period	$1,134	$1,038

(more)

9

Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income (Loss) and Margin, Merger-Adjusted Segment Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income (Loss) is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income (Loss) as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income (Loss) divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income (Loss) and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes. The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income (Loss) is Goodyear Net Income (Loss) and to Total Segment Operating Margin is Return on Sales (which is calculated by dividing Goodyear Net Income (Loss) by Net Sales).

Merger-Adjusted Segment Operating Income (Loss) is Total Segment Operating Income (Loss) less the impact of the amortization of inventory step-up, other transaction-related items and the incremental amortization of intangible assets related to the Cooper Tire merger. Merger-Adjusted Segment Operating Margin is Merger-Adjusted Segment Operating Income (Loss) divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Merger-Adjusted Segment Operating Income (Loss) and Margin are useful because they allow investors to understand and evaluate the aggregate value of income created by the company’s SBUs in a manner that is more comparable to the performance of The Goodyear Tire & Rubber Company and Cooper Tire & Rubber Company in the periods before the merger by adjusting for certain expenses related to the Cooper Tire merger, including amortization of the Cooper Tire inventory step-up, incremental amortization of Cooper Tire intangible assets, and other transaction-related items.

Adjusted Net Income (Loss) is Goodyear Net Income (Loss) as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted Earnings (Loss) Per Share is the company’s Adjusted Net Income (Loss) divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share are useful because they represent how management reviews the operating results of the company excluding the impacts of non-cash impairment charges, rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income (Loss) and Margin, Merger-Adjusted Segment Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share to the most directly comparable U.S. GAAP financial measures.

(more)

10

Merger-Adjusted Segment Operating Income (Loss) and Margin, Segment Operating Income (Loss) and Margin

Reconciliation Table

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In millions)	2021	2020	2019	2021	2020	2019
Merger-Adjusted Segment Operating Income (Loss)	$349	$(431)	$219	$575	$(478)	$409
Amortization of Cooper Tire Inventory Step-up	(40)	—	—	(40)	—	—
Other Transaction-related Items	(6)	—	—	(6)	—	—
Incremental Amortization of Cooper Tire Intangible Assets	(4)	—	—	(4)	—	—
Total Segment Operating Income (Loss)	$299	$(431)	$219	$525	$(478)	$409
Goodwill and Other Asset Impairments	—	(148)	—	—	(330)	—
Rationalizations	(18)	(99)	(4)	(68)	(108)	(107)
Interest Expense	(97)	(85)	(88)	(176)	(158)	(173)
Other Income (Expense)	(30)	(34)	(17)	(64)	(61)	(39)
Asset Write-offs and Accelerated Depreciation	—	(86)	(1)	—	(90)	(1)
Corporate Incentive Compensation Plans	(24)	(7)	(14)	(33)	(10)	(15)
Retained Expenses of Divested Operations	(4)	(1)	(3)	(7)	(3)	(6)
Other	(28)	2	(10)	(46)	(19)	(24)

Income (Loss) before Income Taxes	$98	$(889)	$82	$131	$(1,257)	$44
United States and Foreign Taxes	27	(186)	26	42	63	32
Less: Minority Shareholders’ Net Income (Loss)	4	(7)	2	10	(5)	19

Goodyear Net Income (Loss)	$67	$(696)	$54	$79	$(1,315)	$(7)

Net Sales	$3,979	$2,144	$3,632	$7,490	$5,200	$7,230
Return on Net Sales	1.7%	(32.5)%	1.5%	1.1%	(25.3)%	(0.1)%
Total Segment Operating Margin	7.5%	(20.1)%	6.0%	7.0%	(9.2)%	5.7%
Merger-Adjusted Segment Operating Margin	8.8%	(20.1)%	6.0%	7.7%	(9.2)%	5.7%

(more)

11

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share

Reconciliation Tables

Second Quarter 2021	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$98	$27	$4	$67	247	$0.27
Significant Items:
Acquisition Related Transaction and Other Costs	48	9		39		0.16
Amortization of Acquisition Related Inventory Fair Value Adjustment	38	9		29		0.12
Americas Winter Storm Impact	27	5		22		0.09
Pension Settlement Charges	19	5		14		0.06
Rationalizations	18	2		16		0.06
Colombia National Strike	4			4		0.02
Debt Redemption Charges	5	1		4		0.01
Americas Accrued Freight Adjustment	(8)	(2)		(6)		(0.02)
Indirect Tax Settlements and Discrete Tax Items	(117)	(7)		(110)		(0.45)

	34	22	—	12		0.05

As Adjusted	$132	$49	$4	$79	247	$0.32

Second Quarter 2020	Income (Loss) Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$(889)	$(186)	$(7)	$(696)	234	$(2.97)
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	185	44		141		0.60
Impairment of TireHub Investment	148	35		113		0.48
Asset Sales	3			3		0.01
Discrete Tax Items		(2)		2		0.01

	336	77	—	259		1.10

As Adjusted	$(553)	$(109)	$(7)	$(437)	234	$(1.87)

(more)

12

First Six Months 2021	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$131	$42	$10	$79	242	$0.32
Significant Items:
Rationalizations	68	7		61		0.25
Acquisition Related Transaction and Other Costs	55	10		45		0.19
Americas Winter Storm Impact	50	10		40		0.16
Amortization of Acquisition Related Inventory Fair Value Adjustment	38	9		29		0.12
Inventory, Accrued Freight & Other Adjustments	13			13		0.06
Pension Settlement Charges	19	5		14		0.06
Colombia National Strike	4			4		0.02
Debt Redemption Charges	5	1		4		0.01
Indirect Tax Settlements and Discrete Tax Items	(114)	(9)		(105)		(0.43)

	138	33	—	105		0.44

As Adjusted	$269	$75	$10	$184	242	$0.76

First Six Months 2020	Income (Loss) Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$(1,257)	$63	$(5)	$(1,315)	234	$(5.62)
Significant Items:
Discrete Tax Items		(293)		293		1.25
Goodwill and Other Asset Impairments	330	39		291		1.24
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	198	46		152		0.65
Asset Sales	2			2		0.01
Pension Settlement Charges	3	1		2		0.01

	533	(207)	—	740		3.16

As Adjusted	$(724)	$(144)	$(5)	$(575)	234	$(2.46)

-0-

13